INTEREST – BEARING REVOLVING LOAN AGREEMENT

FOR VALUE RECEIVED, Xplosion Incorporated, (the "**Company**") and each other current or future entity, affiliate, subsidiary or associate of the Company (the "**Borrower**"), hereby promises to pay to Best Uni Peak Services Inc., (the "**Lender**") or registered assigns or successors in interest, on order, an amount of up to $150,000 USD, such amount as may be advanced at various periods during the Term as may be requested by the Borrower, and/or which may be paid down to the Lender by the Borrower at various periods during the Term, (the "**Revolving Loan**"), such final figure due and payable at the end of the overall Term, to be based on the actual amount of principal remaining outstanding at the specified re-payment date as herein defined, in lawful money of the United States, together with any accrued and unpaid interest thereon, at October 31, 2018 (the "**Maturity Date**") if not sooner paid.

The following terms shall apply to this Loan:

ARTICLE 1
INTEREST & AMORTIZATION

I.1 Availability. The Borrower hereby acknowledges and agrees that the advance and availability of the Revolving Loan to the Lender of up to a maximum of US$150,000 will be made accessible as of November 1, 2016, (the "Revolving Loan").

I.2 Interest Rate. Interest payable on this Loan shall accrue at a rate per annum (the "Interest Rate") equal to the "2%"/ month calculated based on the amount of Principal outstanding at the end of any particular month during the period. Interest shall be (i) calculated daily on the basis of a 365-day year, and (ii) payable in full along with the principal, at the "**Maturity Date**".

I.3 Currency. All principal, interest and other amounts owing under this Loan, in accordance with their terms, are paid in cash shall be paid in US dollars. All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. "Exchange Rate" means, in relation to any amount of currency to be converted into US dollars pursuant to this Loan, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

I.4 The obligations of the Borrower under this Article I shall survive the termination of this Loan and the payment of the Loan and all other amounts payable hereunder.

1.5 Term. This loan is effective for a period of 2 years from the date of execution contained herein.

ARTICLE II
EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

II.1 Events of Default. The Event of Default is defined as the non-payment in full of the principal and interest due at the Maturity Date thereby being an event of default ("**Event of Default**") hereunder.

II.2 Default Payment. Following the occurrence of an Event of Default, that being non-payment in full of the entire Principal and Interest due at the Maturity Date, the Borrower will be immediately required to make a Default Payment ("**Default Payment**"). The Default Payment shall be made through the issuance of 4.49% of the Issued and Outstanding shares of Xplosion Incorporated (the "Default Shares Payable"), such shares to be issued in the name of the Borrower, or it's designated or registered individuals or assignees. Such Default Shares Payable shall carry complete and full Anti-Dilution provisions, such that the 4.49% ownership stake shall continue and survive any additions, changes, reorganizations or otherwise to the corporate capitalization structure of Xplosion Incorporated that may/could occur at anytime in the future.

ARTICLE III
MISCELLANEOUS

III.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

III.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively received: (a) upon personal delivery to the party notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

III.3 Amendment Provision. The term "**Revolving Loan**" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

III.4 Assignability. This Loan shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns, and may be assigned by the Lender. This Loan shall not be assigned by the Borrower without the consent of the Lender.

3.5 Governing Law. This Loan shall be governed by and construed in accordance with the laws of the Philippines, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the courts of the Philippines. Both parties and the individual signing this Loan on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

3.6 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Loan and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Loan to favor any party against the other.

3.7 Cost of Collection. If default is made in the payment of this Loan, the Borrower shall pay to Lender reasonable costs of collection, including reasonable legal fees.

IN WITNESS WHEREOF. the Borrower has caused this Loan to be signed in its name effective as of this 1st day of November 2016.

Xplosion Incorporated

By: ______________________

Title: Sole Director

Best Uni Peak Services Inc.

____

Title: Authorized Signatory